Exhibit 10.16

SECOND AMENDMENT

OF THE

SKY FINANCIAL GROUP, INC. EMPLOYEE STOCK OWNERSHIP PENSION PLAN

(As Amended and Restated Effective January 1, 2001)

WHEREAS, Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Employee Stock Ownership Pension Plan (the “Plan”); and

WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”), and the Committee has determined that amendment of the Plan is necessary and desirable.

NOW, THEREFORE, pursuant to the power reserved to the Company by Section 9.01 of the Plan, and by virtue of the authority delegated to the Committee, the Plan, as previously amended, is hereby further amended, effective as of May 15, 2002, in the following particulars:

1. By adding the following new Section 1.39 to the Plan:

“1.39 Dividend Reinvestment Account. ‘Dividend Reinvestment Account’ means a Participant’s Account attributable to (i) Company Stock purchased with dividends the Company pays on Company Stock held in the Company Stock Funds, and (ii) cash dividends the Company pays on Company Stock held in the Company Stock Funds, pending distribution to the Participant pursuant to a Dividend Payment Election under Section 8.01.”

2. By substituting the following for Sections 1.23 and 1.24 of the Plan:

“1.23 Other Investment Account (MPP). ‘Other Investment Account (MPP)’ means a Participant’s Account attributable to money purchase contributions made in cash and any income, gains, losses, appreciation or depreciation attributable thereto.

1.24 Other Investment Account (SB). ‘Other Investment Account (SB)’ means a Participant’s Account attributable to stock bonus contributions made in cash and any income, gains, losses, appreciation or depreciation attributable thereto.”

3. By substituting the following for Section 4.04 from the Plan:

“4.04 Allocation of Cash Dividends. Cash dividends on Company Stock allocated to a Participant’s Company Stock Funds shall, to the extent the cash dividends are not distributed directly to the Participant outside of the Plan pursuant to a Dividend Payment Election under Section 8.01, be credited to the Participant’s Dividend Reinvestment Account.”

4. By adding the following new paragraph (e) to Section 5.03 of the Plan, immediately after paragraph (d) thereof:

“(e) Notwithstanding any contrary provision of this Plan, a Participant shall always be 100% vested in his or her Dividend Reinvestment Account without regard to the vested percentage of underlying stock.”

5. By substituting the following for Section 8.01 of the Plan:

“ 8.01 Election to Receive Dividends on Company Stock Held in the Company Stock Funds.

(a) Except as provided in the remainder of this Section 8.01, any dividend paid on Company Stock held in a Participant’s Company Stock Funds shall be reinvested in Company Stock and held in the Participant’s Dividend Reinvestment Account. The Plan Administrator shall prescribe rules and procedures which shall be applied in a uniform and non-discriminatory manner, to (i) allow Participants to affirmatively elect to have their cash dividends paid to the Trustee and distributed by the Trustee to the Participants no later than 90 days after the end of the Plan Year in which paid to the Trustee, or (ii) allow Participants to affirmatively elect to have their cash dividends paid directly to them in cash outside the Plan. To the extent administratively feasible, the Trustee will distribute the cash dividends to Participants on the same day the cash dividends are paid to the Trustee. Such rules and procedures that are prescribed by the Plan Administrator shall be in accordance with the terms of the Plan or, to the extent not specified in the Plan, the requirements that must be satisfied in order for a federal income tax deduction to be allowed under Code Section 404(k) with respect to the amount of cash dividends (including the requirement that the election to receive cash dividends be irrevocable for the period to which it applies and including the requirement set forth in Code Section 404(k)(2)(b)).

(b) In the event a Participant does not complete an election (a “Dividend Payment Election”) to have his or her cash dividends distributed outside the Plan, the cash dividends allocated to Company Stock held in his or her Account shall be automatically paid to the Plan, allocated to the Dividend Reinvestment Account and reinvested in Company Stock. Participants may make a Dividend Payment Election in the manner prescribed by the Plan Administrator, which may include the use of electronic transmissions and/or an interactive voice response system. A Dividend Payment Election shall be irrevocable once accepted by the Plan Administrator and shall remain in effect indefinitely thereafter, unless the Participant cancels the Dividend Payment Election pursuant to the rules and procedures adopted by the Plan Administrator, which shall give Participants a reasonable opportunity to change a dividend election at least annually and at any time that there is a modification in the Plan’s provisions governing the manner in which cash dividends are paid or distributed to Participants. A Participant’s Dividend Payment Election shall be effective as soon as administratively practicable following the date the Plan receives the Participant’s Dividend Payment Election Form. A Dividend Payment Election Form must be completed by the Participant within the time prescribed for such purpose and pursuant to the rules and procedures adopted by the Plan Administrator from time to time. Any Dividend Payment Election Form that is not completed as required by the Plan Administrator shall be considered null and void. Notwithstanding any provisions in the Plan to the contrary, in the absence of a valid Dividend Payment Election, if a hardship withdrawal under Section 6.09 of the Plan is approved or processed during the period commencing on an ex-dividend date and ending on the respective dividend payable date, for a Participant with an interest in the Company Stock Funds, the Participant shall be deemed to have a Dividend Payment Election in effect solely with respect to said ex-dividend date, and the applicable cash dividends shall be distributed or paid to the Participant in accordance with the provisions of this Section 8.04.

(c) Cash dividends that are paid or reinvested pursuant to Code Section 404(k)(2)(A)(iii) and the provisions of this Section shall not be considered to be annual additions for purposes of Code Section 415(c), before-tax contributions for purposes of Code Section 402(g), elective contributions for purposes of Code Section 401(k) or employee contributions for purposes of Code Section 401(m).

(d) Notwithstanding the foregoing provisions of this Section 8.04, Participants who are residents of states that have not amended their tax laws to conform with Code Section 404(k)(2), as amended by the Economic Growth & Tax Relief Act of 2001, shall have their respective cash dividends distributed to them in cash, in the same manner as if they had completed a Dividend Payment Election.”

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IN WITNESS WHEREOF, on behalf of the Committee, the undersigned Committee member has executed this amendment this 9th day of July 2002.

SKY FINANCIAL GROUP, INC. BENEFIT PLANS COMMITTEE

By:
Thomas A. Sciorilli

Its:	SVP/Human Resources

By:
Michael L. Couturier

Its:	VP/Director, Employee Benefits